EXHIBIT 99.1

International DisplayWorks Closes

Offering of Common Stock, Including Exercise of “Green Shoe” Option

For additional information contact:

Thomas Lacey, CEO

International DisplayWorks, Inc.

(916) 797-6800

ROSEVILLE, Calif. -— February 1, 2006--International DisplayWorks, Inc. (IDW) (Nasdaq:IDWK - News), a manufacturer and designer of liquid crystal displays (LCDs), modules and assemblies, today announced that it has completed a public offering of 10,800,000 shares of its common stock at $5.80 per share. The underwriters exercised the over allotment option for an additional 1,620,000 shares incident to the closing. At the closing, 12,420,000 shares in the aggregate were sold. Net proceeds from the offering were approximately $67.9 million. Upon completion of the offering, IDW had approximately 44,472,829 shares issued and outstanding.

The sole book-running manager of the offering was Deutsche Bank Securities Inc. The co-lead manager was Needham & Company, LLC, and the co-managers were Oppenheimer & Co. and Roth Capital Partners. Copies of the final prospectus relating to the offering may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, 4th Floor, New York, NY 10005, from the offices of any of the underwriters identified above, or from the SEC’s Web site at www.sec.gov

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and designer of high quality liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. IDW operates 466,000 square feet of manufacturing facilities in the People's Republic of China (PRC). Sales offices are located in US, Europe, Hong Kong, Singapore, and China. Copies of IDW's 10-K and other documents as filed with the SEC are available through a link on our web site: www.idwk.com.

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this release, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to IDW or its management, including without limitation, IDW and its subsidiaries, are intended to identify such forward-looking statements. IDW's actual results, performance or achievements could differ materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to IDW's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.